Exhibit 10.3

EXECUTION VERSION

21st Century Oncology Holdings, Inc.

2270 Colonial Boulevard

Fort Myers, Florida

February 10, 2014

Kishore Dass, M.D.

102 Quayside Drive

Jupiter, FL 33477-4009

Ben Han, M.D.

255 Valencia Road

West Palm Beach, FL 33401

Rajiv Patel

2783 Pillsbury Way

Wellington, FL  33414-3500

Dear Sirs,

Reference is made to (i) that certain Securities Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), by and among 21C East Florida, LLC (“Buyer”), Kishore Dass, M.D. (“Dass”), Ben Han, M.D. (“Han”), and Rajiv Patel (“Patel”, and collectively with Dass and Han, the “Sellers”, and each a “Seller”), SFRO Holdings, LLC, a Florida limited liability company (“SFRO”) and, solely for purposes of Sections 1.3, 1.4 and 5.2(c) thereof, 21st Century Oncology, Inc., a Delaware corporation and (ii) that certain Amended and Restated Operating Agreement of SFRO dated as of the date hereof, by and among SFRO, Buyer and the Sellers (the “SFRO Operating Agreement”).  Buyer is a wholly-owned subsidiary of 21st Century Oncology Holdings, Inc. (“Parent”).

In consideration of the premises and the mutual promises contained in this agreement (this “Agreement”) and for other for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of SFRO, Parent and the Sellers hereby agree as follows:

1.                                      Growth Incentive Program.

(a)                                 In the event Parent or any of its Subsidiaries acquires any Person(s) or business in the State of Florida prior to the third (3rd) anniversary of the date of this Agreement and such acquisition opportunity (x) had not been made known in writing to the board of directors or executive officers of Parent before the date hereof by sources other than any Seller and (y) is or was first identified to the board of directors and/or executive officers of Parent by any of the Sellers (such acquisition, a “Qualified Acquisition” and the Persons or business acquired thereby, a “Qualified Acquisition Target”), then, subject to the terms of this Agreement, Parent will allow the Sellers to contribute, in the aggregate, up to twenty percent (20%) of the total amount of cash equity financing used to fund such Qualified Acquisition (it being understood that the total amount of cash equity financing used for such Qualified Acquisition shall be determined in good faith by Parent in its sole discretion) in exchange for equity interests in the Qualified Acquisition Target or the applicable holding company thereof (such contribution by Sellers, a “Qualified Seller Investment”, the equity interest issued in exchange therefor, the “Qualified Seller Equity” and the entity issuing the Qualified Seller Equity, the “Applicable Acquisition Co.”); provided, that:

(i)                                     subject to clause (ii) below, any Qualified Seller Investment shall be on the same terms and conditions as the equity investment made by Parent or its Subsidiaries in connection with such Qualified Acquisition, which terms and conditions shall be determined by Parent in its sole discretion;

(ii)                                  any Qualified Seller Equity shall have preemptive rights and tag-along rights and be subject to drag-along arrangements and transfer restrictions, in each case, on terms and conditions substantially similar to those applicable to the common units held by Sellers under the SFRO Operating Agreement; and

(iii)                               upon the termination, for any reason, of a Seller’s employment with SFRO and its Subsidiaries, the Applicable Acquisition Co. shall have the right to redeem all of the Qualified Seller Equity held by such Seller for an amount calculated based on the same formula for the Redemption Payment (as defined below), except that for purpose of the calculation contemplated by this clause (iii), the Redemption Valuation Date shall be the last day of the last full calendar month ending prior to the employment termination date.

(b)                                 The Qualified Seller Investment will be allocated equally among the Sellers or in such other manner as the Sellers may otherwise agree and reasonably acceptable to Parent (such acceptance not to be unreasonably withheld, conditioned or delayed); provided, however, with respect to any Qualified Acquisition, the right to participate in a Qualified Seller Investment shall not be available to any Seller who, as of the closing date of such Qualified Acquisition, is (1) no longer an employee of Buyer or its Subsidiaries, (2) has notified Buyer or its Subsidiaries of his intention to terminate his employment or (3) has been notified by Parent or Buyer that his employment with Buyer and its Subsidiaries will be terminated.

(c)                                  On the third (3rd) anniversary of the closing date of a Qualified Acquisition (the “Redemption Date”), Parent will or will cause the Applicable Acquisition Co. (or one of its other Subsidiaries) to redeem or purchase all of the Qualified Seller Equity held by the Sellers or their Permitted Transferees (as such term is defined in the SFRO Operating Agreement) for an amount in cash equal to the sum of (i) the Sellers’ Pro Rata Share of the Aggregate Equity Value of the relevant Qualified Acquisition Target as of the last day of the last full calendar month ending prior to the Redemption Date (such date, the “Redemption Valuation Date”) and (ii) fifteen percent (15%) of the Growth Value of the relevant Qualified Acquisition Target as of the Redemption Valuation Date (such amount, the “Redemption Payment”).  The Redemption Payment shall be allocated among the Sellers and their Permitted Transferees on a pro rata basis based on the portion of Qualified Seller Equity owned by each such Person.  For purpose of clarity, an illustration of the Redemption Payment is set forth on Exhibit B to this Agreement.  All valuation-related determinations for the purposes of calculating the Redemption Payment, including the determination of Adjusted EBITDA, will be made by the board of directors or similar governing body of the Applicable Acquisition Co. in good faith without regard to illiquidity, minority interest or other similar discounts.  Parent and the Applicable Acquisition Subsidiary (or such other Subsidiary of Parent) shall have the option to make the Redemption Payment by delivery of cash or a promissory note on such terms and conditions as Parent and Seller Representative may mutually agree, provided that if requested by Seller Representative, Parent will use commercially reasonable efforts to make the Redemption Payment in cash.  For the avoidance of doubt, in the event Parent or the appropriate Subsidiary of Parent exercises its drag-along right with respect to the Qualified Seller Equity in connection with a sale of a Qualified Acquisition Target (either alone or together with other assets of Parent) prior to the Redemption Date, the terms of this Section 1(c) shall have no bearing on the consideration payable in respect of the Qualified Seller Equity in such sale and, upon completion of such sale, the Sellers shall cease to have any right with respect to the Qualified Seller Equity in respect of such Qualified Acquisition Target under this Section 1(c).

(d)                                 In the event a Qualified Acquisition Target is located within the Territory (as such term is defined in the Purchase Agreement), in lieu of operating the Qualified Acquisition Target within an entity where the only business of such entity is the Qualified Acquisition Target, Parent may (but is not obligated to) operate the Qualified Acquisition Target within an entity that operates other businesses.  In such case, all valuation-related determinations for the purpose of calculating the Redemption Price, including the determination of Adjusted EBITDA, shall be based solely on the financial performance of the business constituting the Qualified Acquisition Target on a business unit basis (in other words, the financial performance of other businesses operated within the same entity shall be excluded from such determinations), taking into account appropriate allocations of revenues, expenses, overhead or other relevant items to the business constituting the Qualified Acquisition Target as the board of directors or similar governing body of the Applicable Acquisition Co. may determine in good faith.

2.                                      Exchange Right.

(a)                                 During the period commencing on the closing date of an initial Public Offering of Parent’s equity securities and ending on the third (3rd) anniversary of such closing date, each Seller may, in his sole discretion, by written notice to Parent and SFRO (the “Exchange Notice”), irrevocably elect to exchange all (but not a portion) of the Common Units (as such term is defined in the SFRO Operating Agreement) in SFRO held by such Sellers for a number of equity securities of Parent of the type offered in such initial Public Offering (such equity securities, the “Parent Shares”), which number shall equal to the number of Common Units held by such Seller multiplied by the Applicable Exchange Ratio (an “Exchange”); provided, that if requested by the sole or managing underwriter on Parent’s initial Public Offering or any other Public Offering, then, as a condition to the Exchange, each Seller shall enter into a lockup agreement on terms and conditions substantially similar to those then applicable to Parent’s other significant shareholders.  Any Exchange shall take effect on the tenth (10th) day after the date of Seller’s notice to Parent or, if such day is not a business day, the next following business day (the date of the exchange, the “Exchange Date”).  All valuation-related determinations for the purposes of calculating the Applicable Exchange Ratio, including the determination of Adjusted EBITDA, will be made by the Board of Directors of Parent in good faith.

(b)                                 Notwithstanding anything to the contrary in this Agreement, in the event any Seller delivers the Exchange Notice prior to the final determination of the Earnout Adjusted EBITDA pursuant to Section 1.4 of the Purchase Agreement, 14.3% of all of the Common Units held by such Seller shall be withheld (the “Holdback Units”) and not exchanged for Parent Shares.  Upon the final determination of the Earnout Adjusted EBITDA pursuant to Section 1.4 of the Purchase Agreement:

(i)                                     If the equity adjustments contemplated by Section 1.4(g) of the Purchase Agreement are effected, the Holdback Units held by any Seller shall be deemed transferred to Buyer (it being understood that no consideration shall be payable by Buyer in connection with such transfer), which transfer shall be deemed effective as of the effective date of the equity adjustment as contemplated by Section 1.4(g) of the Purchase Agreement; and

(ii)                                  if no equity adjustment is effected pursuant to Section 1.4(g) of the Purchase Agreement, the Holdback Units shall be exchanged for Parent Shares, with the Exchange Date being the tenth (10) day following the date on which the Earnout Adjusted EBITDA is finally determined pursuant to Section 1.4 of the Purchase Agreement, and based on an Applicable Exchange Ratio as of such Exchange Date.

3.                                      Miscellaneous.

(a)                                 Fees and Expenses.  Each party hereto shall be responsible for all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement.

(b)                                 Successors and Assigns.  This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.  No Seller may assign this Agreement without the prior written consent of Parent, and none of SFRO or Parent may assign this Agreement without the prior consent of the Sellers; provided, however, that Parent may assign this Agreement and its rights and obligations hereunder without the prior written consent of Sellers to any purchaser of Parent (whether by merger, consolidation, sale of stock, sale of assets or otherwise).

(c)                                  Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of

New York.  In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(d)                                 WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4(d) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4(d) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(e)                                  Jurisdiction.  Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 4(e).

(f)                                   Defined Terms.  Capitalized terms used in this Agreement but not otherwise defined herein shall have the respective meanings assigned to them on Exhibit A hereto.

(g)                                  Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including the letter of intent dated November 26, 2013, by and between Radiation Therapy Services, Inc. and the Sellers.

(h)                                 No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

(i)                                     Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, three business days after being sent to recipient by US First Class mail (postage prepaid), or one business day after being sent to the recipient by reputable overnight courier service (charges prepaid).  Such notices, demands and other communications shall be sent to Parent, SFRO and Sellers at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to SFRO or Parent:

21st Century Oncology

1010 Northern Boulevard - Suite 314

Great Neck, NY 11021

Attn:  Bryan J. Carey

Norton L. Travis

Facsimile:  (516) 301 5778

Email: bcarey@rtsx.com

ntravis@rtsx.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:  Michael Movsovich, P.C.

Yi (Claire) Sheng

Facsimile:  (212) 446 4900

Email:  mmovsovich@kirkland.com

             claire.sheng@kirkland.com

If to Sellers:

c/o Ravi Patel

2783 Pillsbury Way

Wellington, Florida 33414

Fax:  (630) 214-9881

Email:  ravipatel_us@me.com

with a copy to (which shall not constitute notice to Sellers):

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, IL 60606-5096

Attn:  Daniel Gottlieb

Facsimile: (312) 277-3984

(j)                                    No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(k)                                 Counterparts.  This Agreement may be executed in two or more counterparts (including by means of telecopied, facsimile or .pdf signature pages), each of which will be deemed an original but all of which will constitute but one instrument.

(l)                                     Descriptive Headings; Interpretation.  The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank]

Very truly yours,

SFRO HOLDINGS, LLC

By:	/s/ Rajiv Patel
Name: Rajiv Patel
Title: Managing Director

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ Bryan J. Carey
Name: Bryan J. Carey
Title: Vice Chairman and CFO

Accepted and agreed to as of

the date first written above:

/s/ Kishore Dass, M.D.
Kishore Dass, M.D.

/s/ Ben Han, M.D.
Ben Han, M.D.

/s/ Rajiv Patel
Rajiv Patel

Exhibit A

Defined Terms

1.              “Adjusted EBITDA” of any Person shall mean, with respect to any calculation period, the consolidated net income after non-controlling interest, but before interest, taxes, depreciation and amortization (as determined in accordance with GAAP) of such Person, provided:

(a)         there shall be excluded therefrom (i) any extraordinary, unusual or nonrecurring gains (or losses), costs charges or expenses (including, without limitation, onetime specialist bonuses, asset sales, severance, relocation, transition and other restructuring costs and litigation settlements or losses and non-compete payments), (ii) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period), (iii) any gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness, (iv) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges resulting from the application of SFAS Nos. 141, 142 or 144  or other accounting pronouncements relating to purchase accounting), and (v) any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs; and

(b)         there shall be given pro forma effect to (i) adjustments to reflect normalized rent expense from any actions actually implemented by said Person prior to the end of the relevant calculation period and are supportable and quantifiable by the underlying accounting records of such Person and (ii) adjustments to reflect the full year effect of any recent acquisitions made by said Person (such adjustments to exclude any projected growth from increases in treatment volumes or cases, but to include any reduction in costs and related adjustments (including, without limitation, the elimination or normalization of physician and shareholder compensation, rental and equipment expense) that were (A) directly attributable to such acquisition calculated on a basis that is consistent with Regulation S-X under the Securities Act  as in effect on the date of this Agreement, (B) were actually implemented by the acquired Person prior to the acquisition by Parent that are supportable and quantifiable by the underlying accounting records of such Person or (C) relate to the business of the acquired Person and Parent reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition). Notwithstanding the foregoing, pro forma adjustments in respect of any acquisition for which the actual Adjusted EBITDA of such acquisition cannot be determined due to the absence of reliable financial statements, an adjustment equal to the Adjusted EBITDA for such acquired Person for the relevant period preceding the date of such acquisition, as estimated in good faith by the chief financial officer of Parent, shall be permitted..

2.              “Aggregate Equity Value” of a Qualified Acquisition Target or SFRO, as applicable, shall mean, with respect to any determination date, (x) the aggregate Adjusted EBITDA of such Qualified Acquisition Target or SFRO, as applicable, for the trailing twelve (12)-month period ending on such determination date, multiplied by (y) the Applicable

Valuation Multiple as of such determination date, minus (z) the aggregate amount of outstanding Indebtedness attributable to such Qualified Acquisition Target or SFRO, as applicable, as of such determination date.

3.              “Applicable Exchange Ratio” shall mean the ratio derived by dividing (A) the equity value for each Common Unit of SFRO subject to the Exchange calculated based on the Aggregate Equity Value of SFRO as of the last day of the last full calendar month ending prior to the Exchange Date, by (B) the VWAP of Parent Shares on the applicable stock exchange for the ten (10) consecutive trading days immediately prior to the Exchange Date.

4.              “Applicable Valuation Multiple” shall mean, as of a specified determination date, the ratio derived by dividing (A) the Enterprise Value of Parent as of such determination date by (B) the aggregate Adjusted EBITDA of Parent for the trailing twelve (12)-month period ending on the last day of the last full calendar month immediately prior to such determination date.

5.              “Cash and Cash Equivalents” shall mean the cash on hand, cash in current accounts, cash in short term deposit or similar accounts, money orders, certified checks, checks and drafts received from third parties and not yet deposited and cleared, and cash equivalents (including negotiable or other readily marketable securities and short term investments).

6.              “Enterprise Value” shall mean, with respect to a particular determination date, (A) if Parent’s equity securities are traded on the New York Stock Exchange, Inc. or any other national securities exchange, an amount equal to (1) the product of (x) the VWAP of Parent’s equity securities on applicable securities exchange on the last ten (10) consecutive trading days immediately preceding such determination date and (y) the total number of shares of such equity securities outstanding on a fully diluted basis (excluding options, warrants or similar securities with an exercise price equal to or in excess of the VWAP referred to in clause (x)) as of such determination date, minus (2) the aggregate exercise price for options, warrants and other similar securities of Parent (excluding options, warrants or similar securities with an exercise price equal to or in excess of the VWAP referred to in clause (1)(x)), plus (3) the aggregate amount of Indebtedness of Parent outstanding as of such determination date, and minus (4) the aggregate amount of Cash and Cash Equivalents of Parent outstanding as of such determination date, or (B) if Parent’s equity securities are not traded on any national securities exchange, as the Board of Directors of Parent may determine in good faith.

7.              “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

8.              “Growth Value” of any Qualified Acquisition Target shall mean (A) the portion of the Aggregate Equity Value of such Qualified Acquisition Target as of the Redemption Valuation Date that is attributable to the equity securities purchased by Parent and/or its Subsidiaries and the Sellers on the closing date of such Qualified Acquisition, minus (B) the aggregate amount of equity investment by Parent and/or its Subsidiaries and the Sellers in such Qualified Acquisition.  For the avoidance of doubt, the Growth Value of a

Qualified Acquisition Target shall be zero if the amount determined pursuant to clause (A) is equal to or less than the aggregate equity investment referred to in clause (B).

9.              “Indebtedness” as of a particular date shall mean, without duplication, (A) any obligations under any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (B) any indebtedness evidenced by any note, bond, debenture or other debt security, (C) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (D) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice), and (E) all Liabilities with respect to hedging, swaps, collars, caps or similar arrangements.

10.       “Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

11.       “Public Offering” means an underwritten sale to the public of Parent’s equity securities pursuant to an effective registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-1 (or any successor form adopted by the SEC) and after which Parent’s equity securities are listed on the New York Stock Exchange, The NASDAQ Stock Market or any other national securities exchange; provided that a Public Offering shall not include any issuance of Parent’s equity securities in any merger or other business combination, and shall not include any registration of the issuance of Parent’s equity securities to existing securityholders or employees of Parent or its subsidiaries on Form S-4 or Form S-8 (or any successor form adopted by the SEC).

12.       “Sellers’ Pro Rata Share” as of a specified date, shall mean the percentage derived by dividing (x) the aggregate amount of Qualified Seller Equity then held by the Sellers by (y) the total amount of outstanding equity securities of the Applicable Acquisition Co.

13.       “VWAP” shall mean volume weighted average price.

Exhibit B

Illustrative Calculation of Redemption Payment

For illustrative purposes, assuming Parent has acquired a Qualified Acquisition Target for a purchase price of $50,000,000, which was funded with $25,000,000 of cash equity financing and $25,000,000 of debt financing.  The Sellers contributed $5,000,000 of equity financing.  Upon closing of such Qualified Acquisition, Parent owned 80 common units in the Applicable Acquisition Co. and Sellers collectively owned 20 common units in the Applicable Acquisition Co. (the 20 common units owned by Sellers, the “Qualified Seller Equity”).

Assuming further that the Adjusted EBITDA of the Qualified Acquisition Target as of the Redemption Valuation Date was $17,000,000, the Applicable Valuation Multiple as of the Redemption Valuation Date was 6x, and the Qualified Acquisition Target had an aggregate of $30,000,000 of Indebtedness as of the Redemption Valuation Date.  Accordingly:

Aggregate Equity Value of the Qualified Acquisition Target = $17,000,000 x 6 - $30,000,000 = $72,000,000

Assuming further that on the Redemption Valuation Date, the 100 common units purchased by Parent and the Sellers on the closing date of the Qualified Acquisition represented 80% of the outstanding equity securities of the Applicable Acquisition Co., and the Qualified Seller Equity represented 16% of the outstanding equity securities of the Applicable Acquisition Co.

Growth Value = $72,000,000 x 80% - $25,000,000 = $32,600,000

Redemption Payment = ($72,000,000 x 16%) + ($32,600,000 x 15%) = $11,520,000 + $4,890,000 = $16,410,000.